TDS NOMINEE AGREEMENT

THIS TDS NOMINEE AGREEMENT (this “Agreement”) is dated July 17, 2013 by and among Trivergance Equity LLC (“Trivergance Equity”), Trivergance Diamond Holdings, LLC (“TDH”), Trivergance Diamond Sub, LLC (“TDS”), Best Amigos Partners, LLC (“BAP”), Byron Diamond Investments, LLC (“BDI”) and JStone, Inc. (“JStone,” and together with BAP and BDI, the “Beneficial DR Owners”).

R E C I T A L S

WHEREAS, Trivergance Equity owns 100% of TDH;

WHEREAS, TDH owns 100% of TDS;

WHEREAS, TDS owns 12.68 Class A Units (the “TDS DR Units”) of Diamond Resorts Parent, LLC (“DRP”), which is equivalent to 1,722.74 units of Cloobeck Diamond Parent, LLC (“CDP”);

WHEREAS, Diamond Resorts International, Inc., a Delaware corporation (“DRI”), is contemplating an initial public offering of its common stock, $0.01 par value per share (the “Common Stock”) (such an initial public offering, the “IPO”);

WHEREAS, prior to the IPO, in contemplation of, and as part of a single transaction with, the IPO, DRI, DRP, TDS and the other members of DRP (collectively, the “Exchanging Members”), along with certain other individuals and entities that will not be members of DRP at the time of the LLC Exchange (as defined below), are entering into that certain Exchange Agreement dated as of the date hereof and effective immediately prior to the IPO, pursuant to which the Exchanging Members will transfer their respective Class A and Class B Units of DRP (including the TDS DR Units) to DRI in exchange for shares of Common Stock (the “LLC Exchange”);

WHEREAS, the Beneficial DR Owners are entitled to the economic risks and benefits of the TDS DR Units and the Common Stock received by TDS in the LLC Exchange (the “TDS DR Common Stock,” and collectively with the TDS DR Units, the “TDS DR Equity”); and

WHEREAS, TDS desires to memorialize that it holds the TDS DR Equity as nominee for the Beneficial DR Owners.

A G R E E M E N T

1. Incorporation of Recitals. The recitals set forth above are hereby incorporated into and made a part of this Agreement.

2. Acknowledgment of Nominee. The parties acknowledge that TDS is holding the TDS DR Equity as nominee for the Beneficial DR Owners.

3. Beneficial Ownership. The Beneficial DR Owners are entitled to all earnings, distributions, appreciation or depreciation in value, profits, losses and other tax incidents associated with the ownership of the TDS DR Equity, and are in all respects the equitable owners thereof, all in accordance with the following allocation of beneficial ownership:

Beneficial DR Owner	Percentage Interest	DRP Class A Units	Equivalent CDP Units
Best Amigos Partners, LLC	5.00%	0.63	86.17
Byron Diamond Investments, LLC	71.28%	9.04	1,228.01
JStone, Inc.	23.72%	3.01	408.56

Total	100.00%	12.68	1,722.74

4. No Beneficial Interest. TDS is acting solely as nominee of the Beneficial DR Owners, and accordingly the members, successors and assigns of TDS shall have no beneficial interest in the TDS DR Equity.

5. Direction. TDS will deal with the TDS DR Equity in compliance with directions that the Beneficial DR Owners may from time to time give to TDS, and TDS shall take all actions with respect to the TDS DR Equity solely as directed by the Beneficial DR Owners, subject only to (a) any operating agreement of TDS, (b) any requirements and restrictions on the TDS DR Equity, including but not limited to the requirements and restrictions set forth in that certain Stockholders’ Agreement of DRI, set forth in (1) that certain Stockholders’ Agreement of DRI, by and among DRI, TDS and the other stockholders of DRI party thereto, (2) that certain lock-up letter agreement between TDS and Credit Suisse Securities (USA) LLC, or (3) any DRI policies applicable to TDS concerning the disposition of securities of DRI, including the Insider Trading Compliance Policy of DRI, and (c) any other limitation or obligation imposed by applicable law or contract, including any applicable obligations under Sections 13(d) and 16 of the Securities Exchange Act of 1934, as amended.

6. No Compensation. TDS shall serve as nominee pursuant to this Agreement without compensation.

7. Distributions and Information. If TDS receives any distribution of cash or other property by reason of its record ownership of the TDS DR Equity, or any distribution of the TDS DR Equity or other equity issued in exchange or redemption therefor, TDS shall promptly forward such cash, other property or equity to the Beneficial DR Owners. TDS shall promptly provide the Beneficial DR Owners with copies of such information as TDS may receive from time to time regarding the TDS DR Equity, including but not limited to copies of any Schedules K-1 and such other information as may be necessary or appropriate to enable TDS and the Beneficial DR Owners to prepare their income tax returns.

8. Pre-Emptive Rights. If TDS is afforded the opportunity to purchase additional equity of DRP or DRI by reason of TDS’s record ownership of the TDS DR Equity, the Beneficial DR Owners shall be afforded the opportunity to purchase such portion of the additional equity of DRP or DRI as is attributable to the Beneficial DR Owners’ relative ownership of the TDS DR Equity.

9. Indemnification. The Beneficial DR Owners agree to jointly and severally indemnify and hold harmless TDS from and against any losses, claims, expenses or damages, including reasonable attorneys’ fees and costs, suffered or incurred by TDS by reason of its acting as nominee pursuant to this Agreement.

10. Miscellaneous. From time to time after execution of this Agreement, the parties shall execute and deliver such additional instruments and documents and take such other actions as may be reasonably requested by the other parties to implement the provisions of this Agreement. This Agreement shall be governed by the laws of the State of Delaware, without giving effect to its choice of law provisions. This Agreement constitutes the entire understanding and agreement of the parties with respect to its subject matter and supersedes all prior and contemporaneous agreements or understandings, written or oral, among the parties with respect to such subject matter. This Agreement may be executed in counterparts and delivered by facsimile or electronic mail, each of which shall be deemed an original and all of which, when taken together, shall be deemed to be one Agreement.

Signature page follows.

IN WITNESS WHEREOF, the parties hereto have executed this TDS Nominee Agreement effective as of the date set forth above.

TRIVERGANCE EQUITY LLC, its Manager

By:	/s/ Lowell Kraff
Lowell Kraff, Manager

By:	/s/ Marc Byron
Marc Byron, Manager

TRIVERGANCE DIAMOND HOLDINGS, LLC

By:	TRIVERGANCE EQUITY LLC, its Manager

	By:	/s/ Lowell Kraff
Lowell Kraff, Manager

	By:	/s/ Lowell Kraff
Marc Byron, Manager

TRIVERGANCE DIAMOND SUB, LLC

By:	TRIVERGANCE DIAMOND HOLDINGS,
LLC, its Manager

	By:	TRIVERGANCE EQUITY LLC, its Manager

		By:	/s/ Lowell Kraff
Lowell Kraff, Manager

		By:	/s/ Marc Byron
Marc Byron, Manager

BENEFICIAL DR OWNERS:

BEST AMIGOS PARTNERS, LLC

By:	/s/ Lowell D. Kraff
Lowell D. Kraff, Manager

BYRON DIAMOND INVESTMENTS, LLC

By:	/s/ Marc Byron
Marc Byron, Manager

JSTONE, INC.

By:	/s/ Jerry Stone
Jerry Stone, President